SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                          AMERICAN HOMESTAR CORPORATION

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                                (NAME OF ISSUER)


                              SERIES C COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   026652 10 7
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                                 (CUSIP NUMBER)


                                DECEMBER 31, 2002
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[_]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

CUSIP NO. 026652 10 7                13G                       PAGE 2 OF 8 PAGES

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   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING Groep N.V.
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
          Not applicable                                                 (b) [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY


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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
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                       5   SOLE VOTING POWER

                           693,2661
     NUMBERS OF        ---------------------------------------------------------
       SHARES          6   SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY EACH          0
      REPORTING        ---------------------------------------------------------
    PERSON WITH        7   SOLE DISPOSITIVE POWER

                           693,2661
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          693,2661
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                   [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.24% [1, 2]
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          HC
--------------------------------------------------------------------------------
----------
1 The beneficial ownership reported hereunder includes 468,904 shares held by ReliaStar Life Insurance Company, 40,837 shares held by ReliaStar Life Insurance Company of New York, 81,432 shares held by Security Connecticut Life Insurance, each of which are indirect subsidiaries of ING Groep N.V., and 102,093 shares (the "Shares") are held by Washington Square Advisers Private Placement Trust Fund, 45.12% of which is owned by various subsidiaries of ING Groep N.V. ReliaStar Investment Research, Inc., an indirect subsidiary of ING Groep N.V., has voting and investment power with respect to the Shares. None of the beneficial ownership reported hereunder is held directly by ING Groep N.V.

2 In its Form 10-Q filed with the Securities and Exchange Commission ("SEC") on November 1, 2002, American Homestar Corporation (the "Company") reported that 10,000,000 shares of its Series C common stock were issued and outstanding, of which 3,922,280 shares were issued and outstanding and 6,077,720 were "deemed issued, outstanding and held in constructive trust for the benefit of shareholders to be determined in name and amount as the claims process is completed." We recently learned from a Schedule 13G filed with the SEC that Craig A. Reynolds, Executive Vice President and CFO of the Company, stated that 4,869,250 shares of the Company's Series C common stock have now been issued to specific shareholders with allowed claims under confirmed Third Amended Joint Plan of Reorganization of the Company and its subsidiaries. The above calculation is based on 4,869,250 outstanding shares.

CUSIP NO. 026652 10 7                13G                       PAGE 3 OF 8 PAGES

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   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ReliaStar Life Insurance Company
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY


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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER

                           591,173 [3]
     NUMBERS OF        ---------------------------------------------------------
       SHARES          6   SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY EACH          0
      REPORTING        ---------------------------------------------------------
    PERSON WITH        7   SOLE DISPOSITIVE POWER

                           591,173 [3]
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          591,173 [3]
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                   [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.14% [2, 3]
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          IC
--------------------------------------------------------------------------------
----------
3 The beneficial ownership reported hereunder includes 40,837 shares held by ReliaStar Life Insurance Company of New York and 81,432 shares held by Security Connecticut Life Insurance.

ITEM 1(A).        NAME OF ISSUER:

                  American Homestar Corporation

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2450 South Shore Boulevard
                  Suite 300
                  League City, Texas  77573

ITEM 2(A).        NAME OF PERSON FILING:

                  ING Groep N.V.
                  ReliaStar Life Insurance Company

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  ING Groep N.V.:
                  Amstelveenseweg 500
                  1081 KL Amsterdam
                  P.O. Box 810
                  1000 AV Amsterdam
                  The Netherlands

                  ReliaStar Life Insurance Company:
                  20 Washington Avenue South
                  Minneapolis, Minnesota  55401

ITEM 2(C).        CITIZENSHIP:

                  See item 4 on Page 2
                  See item 4 on Page 3

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Class C Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  026652 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: (NOT APPLICABLE)

         (a) [_] Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

         (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940, as amended (the "Investment Company Act");

         (e) [_]  Investment adviser in accordance with Rule
                  13d-(1)(b)(1)(ii)(E) under the Exchange Act;

         (f) [_] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;

         (g) [_] Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act;

         (h) [_] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [_] Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

         (j) [_] Group in accordance with Rule 13d-1(b)(1)(ii)(J) under the Exchange Act.

ITEM 4.           OWNERSHIP.

         (a)      Amount beneficially owned:

                        See item 9 on Page 2
                        See item 9 on Page 3

         (b)      Percent of class:

                        See item 11 on Page 2
                        See item 11 on Page 3

         (c)      Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See item 5 on Page 2
                        See item 5 on Page 3

                  (ii)  Shared power to vote or to direct the vote:

                        See item 6 on Page 2
                        See item 6 on Page 3

                  (iii) Sole power to dispose or to direct the disposition of:

                        See item 7 on Page 2
                        See item 7 on Page 3

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See item 8 on Page 2
                        See item 8 on Page 3

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 12, 2003
                                             (Date)



                                             ING Groep N.V.



                                             By:

                                             /s/  Cornelis F. Drabbe
                                             (Signature)

                                             Cornelis F. Drabbe,
                                             Assistant General Counsel
                                             (Name/Title)



                                             /s/ Bert H. Uyttenbroek
                                             -----------------------------------
                                             (Signature)

                                             Bert H. Uyttenbroek,
                                             Compliance Officer
                                             (Name/Title)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 12, 2003
                                             (Date)



                                             ReliaStar Life Insurance Company



                                             By:

                                             /s/  Cornelis F. Drabbe
                                             (Signature)

                                             Cornelis F. Drabbe,
                                             Assistant General Counsel
                                             (Name/Title)



                                             /s/ Bert H. Uyttenbroek
                                             (Signature)

                                             Bert H. Uyttenbroek,
                                             Compliance Officer
                                             (Name/Title)

                            Exhibit A to Schedule 13G

                             Joint Filing Agreement
                            Pursuant to Rule 13d-1(k)

         The undersigned persons (the "Reporting Persons") hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by ING Groep N.V.

         Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date:  February 12, 2003

                                             ING Groep N.V.


                                             By: /s/ Cornelis F. Drabbe
                                                --------------------------------
                                                Name:  Cornelis F. Drabbe
                                                Title: Assistant General Counsel

                                             By: /s/ Bert H. Uyttenbroek
                                                --------------------------------
                                                Name:  Bert H. Uyttenbroek
                                                Title: Compliance Officer



                                             ReliaStar Life Insurance Company


                                             By: /s/ Cornelis F. Drabbe
                                                --------------------------------
                                                Name:  Cornelis F. Drabbe
                                                Title: Assistant General Counsel

                                             By: /s/ Bert H. Uyttenbroek
                                                --------------------------------
                                                Name:  Bert H. Uyttenbroek
                                                Title: Compliance Officer